EXHIBIT 23

CONSENT OF STOVALL, GRANDEY, & WHATLEY, L.L.P.

The Board of Directors
SUMMIT BANCSHARES, INC.

We consent to incorporation by reference in the registration statement on Form S-8 of SUMMIT BANCSHARES, INC. (File #33-68974) of our report dated March 4, 2005, relating to the consolidated balance sheets of SUMMIT BANCSHARES, INC. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of SUMMIT BANCSHARES, INC.

/s/ STOVALL, GRANDEY, & WHATLEY, L.L.P.

STOVALL, GRANDEY, & WHATLEY, L.L.P.

Fort Worth, Texas
March 4, 2005